23T Putnam Prime Money Market Fund, 9/30/07, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 		Class I		   135,092
		Class S		   	 -
		Class A		       127

72DD2		Class R		     1,572
		Class P		   158,242

73A1		Class I		    0.0528
      		Class S		    0.0518
		Class A		    0.0503

74A2		Class R		    0.0478
		Class P		    0.0528

74U1		Class I		 3,907,264
      		Class S			 1
		Class A		 	 1

74U2		Class R		   183,632
		Class P		 2,205,311

74V1		Class I		    1.0000
		Class S		    1.0000
		Class A		    1.0000

74V2		Class R		    1.0000
		Class P		    1.0000


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.